Exhibit 4.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

NEWMONT MINING CORPORATION

(Pursuant to Section 151 of the Delaware General Corporation Law)

Newmont Mining Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: That, the following resolutions relating to an amendment to the Rights Agreement (the "Rights Agreement"), dated as of February 13, 2003, between the Corporation and Mellon Investor Services LLC, as rights agent, accelerating the final expiration date of the outstanding rights to purchase shares of the Company's Series A Junior Participating Preferred Stock (the "Rights") were adopted pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law (the "DGCL") by the Executive-Finance Committee of the Board of Directors of the Corporation (the "Committee"), which has the ability to act with the full power and authority of the Board of Directors during intervals between the meetings of the Board of Directors, acting by written consent as of December 20, 2004:

WHEREAS, none of the authorized shares of the Corporation's Series A Preferred Stock issuable under the Rights Agreement upon the exercise of the Rights are outstanding, and none of the authorized shares of Series A Preferred Stock issuable upon on the exercise of Rights will be issued pursuant to that certain Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware (the "Certificate of Designations");

WHEREAS, the Committee has determined that it is in the best interests of the Corporation and its stockholders to eliminate the Series A Preferred Stock issuable upon the exercise of the Rights.

NOW, THEREFORE, IT IS RESOLVED, that that the Authorized Officers are, and any one of them is, hereby authorized and directed to prepare and file with the Secretary of State of the State of Delaware a certificate containing these resolutions with respect to the Corporation's Certificate of Designations of Series A Junior Participating Preferred Stock with the effect under the General Corporation Law of the State of Delaware of eliminating from the Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock; and it is further

RESOLVED, that the Authorized Officers are, or any one of them is, hereby authorized to file, execute, verify, acknowledge and deliver any and all notices, certificates, agreements, instruments, resolutions and other documents, and to perform and do or cause to be performed or done any and all such acts or things, and to pay or cause to be paid all necessary fees and expenses, in each case in the name and on behalf of the Corporation, as they or any of them may deem necessary or advisable to effectuate or carry out the intent and purposes of the foregoing resolutions; and it is further

RESOLVED, that all actions heretofore taken by any Authorized Officer in connection with the foregoing resolutions be, and each of the same hereby is, approved in all respects as the act and deed of the Corporation.

SECOND: That, pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Certificate of Incorporation of the Corporation (including paragraph 5 of Article Fourth and the designation of the "Special Terms of the Preferred Shares" set forth therein) hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 7th day of January, 2005.

NEWMONT MINING CORPORATION
By: /s/ Bruce D. Hansen
Name: Bruce D. Hansen
Title: Vice President and Chief Financial Officer

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